EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces First Quarter 2013 Financial Results

●	Q1 FY 2013 Net Revenues: $22.4 million

●	Q1 FY 2013 GAAP Net Loss: $(2.4) million; $(0.08) per share

FREMONT, Calif., May 1, 2013 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Results
Revenue for the first quarter of 2013 was $22.4 million compared with $18.9 million in the fourth quarter of 2012. Total gallium arsenide (GaAs) substrate revenue was $11.7 million for the first quarter of 2013, compared with $11.3 million in the fourth quarter of 2012. Indium phosphide (InP) substrate revenue was $1.8 million for the first quarter of 2013, compared with $1.6 million in the fourth quarter of 2012.  Germanium (Ge) substrate revenue was $2.6 million for the first quarter of 2013 compared with $1.7 million in the fourth quarter of 2012.   Raw materials sales were $6.3 million for the first quarter of 2013, compared with $4.3 million in the fourth quarter of 2012.

Gross margin was 15.6 percent of revenue for the first quarter of 2013. By comparison, gross margin in the fourth quarter of 2012 was 19.5 percent of revenue. The decrease of 3.9 percentage points in gross margin in the first quarter was expected.

Operating expenses were $4.7 million in the first quarter of 2013, compared with $4.6 million in the fourth quarter of 2012.

Loss from operations for the first quarter of 2013 was $1.3 million compared with loss from operations of $0.9 million in the fourth quarter of 2012.

There was a swing of approximately $1.0 million from last quarter’s net interest and other income of $522,000 to this quarter’s net interest and other expense of $512,000, which was mainly attributable to $314,000 this quarter of withholding tax in China on dividends declared by our consolidated joint ventures, $213,000 less equity earnings of unconsolidated joint ventures, $285,000 less net interest income this quarter since the prior quarter had  interest income in one of our consolidated joint ventures from long term notes that matured in the fourth quarter, $114,000 of one-time net income items in the fourth quarter, and $94,000 greater foreign exchange loss this quarter.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces First Quarter 2013 Results
May 1, 2013

Net loss in the first quarter of 2013 was $2.4 million or $0.08 per diluted share compared with net loss of $0.8 million or $0.02 per diluted share in the fourth quarter of 2012.

Management Qualitative Comments
“Revenue trends in the first quarter came in largely as expected in each of our product categories, although our performance in germanium substrates and raw materials outperformed our plan,” said Morris Young, chief executive officer.  “With our industry continuing to evolve, both in terms of the customer landscape and technology trends, we experienced a continuation of the softness in semi-insulating substrates that we began to see in the second half of 2012.  The wireless industry, while growing in terms of devices, is transitioning to new technologies for certain devices in order to maximize cost efficiency, reduce size requirements and increase performance capabilities.  These transitions are likely to occur throughout 2013, and continue to constrain our semi-insulating substrate results as customers evaluate their ongoing requirements.  However, we are seeing renewed growth in our semi-conducting gallium substrate business as well as improving demand for our indium phosphide substrates, germanium substrates and raw materials.  While the changes to the wireless side of our business have been challenging, we remain optimistic that new opportunities, coupled with improving market conditions in other product lines will allow us to drive improved shareholder value in 2013.”

Conference Call
The company will also host a conference call to discuss these results on May 1, 2013 at 1:30 p.m. PST. The conference call can be accessed at (719) 457-2627 (passcode 3064379). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 3064379) until May 8, 2013. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Announces First Quarter 2013 Results
May 1, 2013

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding  our customers and potential customers transition to new technologies to reduce size requirements and increase performance capabilities being likely to occur throughout 2013, and  continuing  to constrain our semi-insulating substrate results  and our current expectations  regarding long-term growth and trends in the demand for our products, our progress in our strategic plans, and the positioning of the company.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Announces First Quarter 2013 Results
May 1, 2013

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012

Revenue	$22,380	$23,486
Cost of revenue	18,896	15,292
Gross profit	3,484	8,194

Operating expenses:
Selling, general and administrative	3,904	3,785
Research and development	822	835
Total operating expenses	4,726	4,620
Income (loss) from operations	(1,242)	3,574
Interest income, net	31	88
Equity in earnings of unconsolidated joint ventures	282	154
Other expense, net	(825)	(489)

Income (loss) before provision for income taxes	(1,754)	3,327
Provision for income taxes	184	375
Net income (loss)	(1,938)	2,952

Less: Net income attributable to noncontrolling interest	(441)	(1,317)
Net income (loss) attributable to AXT, Inc.	$(2,379)	$1,635

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$(0.0750)	$0.05
Diluted	$(0.08)	$0.05

Weighted average number of common shares outstanding:
Basic	32,297	32,034
Diluted	32,297	33,018

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AXT, Inc. Announces First Quarter 2013 Results
May 1, 2013

AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2013	2012
Assets:
Current assets
Cash and cash equivalents	$25,792	$30,634
Short-term investments	6,540	10,270
Accounts receivable, net	17,014	17,912
Inventories	38,768	40,352
Related party notes receivable - current	2,047	2,036
Prepaid expenses and other current assets	7,034	5,268
Total current assets	97,195	106,472

Long-term investments	17,038	9,191
Property, plant and equipment, net	37,477	37,235
Related party notes receivable - long-term	418	416
Other assets	14,196	14,275

Total assets	$166,324	$167,589

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,581	$5,894
Accrued liabilities	9,434	7,202
Total current liabilities	16,015	13,096

Long-term portion of royalty payments	3,125	3,325
Other long-term liabilities	148	254
Total liabilities	19,288	16,675

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	32	32
Additional paid-in capital	193,651	193,063
Accumulated deficit	(61,447)	(59,047)
Accumulated other comprehensive income	6,366	6,033
Total AXT, Inc. stockholders' equity	142,134	143,613

Noncontrolling interest	4,902	7,301
Total stockholders' equity	147,036	150,914

Total liabilities and stockholders' equity	$166,324	$167,589